EMPLOYMENT AGREEMENT (AMENDED AND RESTATED)


     EMPLOYMENT AGREEMENT (the "Agreement") dated as of January 1, 1996, by and between, ASAHI/AMERICA, INC., a Massachusetts corporation (the "Company"), and LESLIE B. LEWIS, an individual (the "Executive").

                              W I T N E S S E T H:

     WHEREAS, the Executive is presently Chairman, Chief Executive Officer and President of the Company;
     WHEREAS, the Company desires to retain the Executive as Chairman, Chief Executive Officer and President of the Company;
     WHEREAS, the Executive is willing to provide his services as an employee of the Company for the inducements and on the terms and conditions set forth below in this Agreement; and
     WHEREAS, the parties hereto desire to amend and restate the existing Employment Agreement among the parties.
     NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     Employment. Upon the terms and subject to the conditions of this Agreement, the Company employs the Executive and the Executive accepts employment with the Company in the capacity hereinafter set forth.

     Term of Employment. The initial term of Executive's employment by the Company under this Agreement shall commence as of January 1, 1996 (the


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"Commencement Date") and shall continue until the third anniversary of the
Commencement Date (the "Termination Date"), unless terminated earlier pursuant to Section 3. On each anniversary date of the Commencement Date the term shall be extended automatically for an additional one (1) year period effective on each anniversary of the Commencement Date until notice of non-extension is given by either party to the other at least forty-five (45) days prior to the next anniversary of the Commencement Date. The term of employment of the Executive under this Agreement, including any annual extensions, and exclusive of any earlier termination pursuant to Section 3, is referred to in this Agreement as the "Employment Period".

     Duties. The Executive shall be employed as Chairman, Chief Executive Officer and President of the Company. In that capacity, he shall be responsible, subject to the direction and control of the Board of Directors of the Company or its designee (the "Board"), for the supervision and control of the operation, finances, personnel and management of the Company, including, without implication of limitation, (i) the selection, hiring and firing of all personnel of the Company, (ii) the operation, control and selection of the Company's facility, including the selection and purchase of equipment, fixtures, inventory and parts, and the implementation of all modifications, alterations and renovations of the Company's facility and equipment and (iii) the selection of all products and services offered for sale by the Company and the implementation of such sales, including responsibility for advertising and marketing of products and directing of the Company's sales force.

     At all times during the Employment Period, except for illness and permitted vacation periods, during the Executive's employment with the Company, the Executive


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shall: (i) devote his full time and attention during normal business hours to the business and best interests of the Company; and (ii) discharge such executive and administrative duties as may be assigned to him by the Board as are reasonably consistent with the Executive's title and office and report to and obey the lawful directions of the Board; provided that such instructions do not violate or cause a violation of law and do not constitute a breach of the directors' fiduciary duties to the Company. The foregoing shall not be construed to prohibit the Executive from: (i) serving as a director of any corporation which is not a competitor of the Company, provided that such service by the Executive does not materially interfere with the performance by the Executive of his duties hereunder and the Executive has obtained the prior consent of the Company, which consent shall not be unreasonably withheld; or (ii) engaging in civic, educational, religious, charitable or other community or non-profit activities that do not impair the Executive's ability to fulfill the Executive's duties and responsibilities under this Agreement.

     Compensation. Until the termination of the Executive's employment hereunder, in consideration for the services of the Executive hereunder, the Company shall compensate the Executive as follows:

     Base Compensation. During the first three (3) years of the Employment Period, the Company will pay to the Executive a base salary at the annual rate of Three Hundred Thousand Dollars ($300,000), payable semi-monthly or in such other manner as the Executive and the Company may mutually agree (the "Base Salary"). The Base Salary may be increased from time to time at the sole discretion of the Board. The Board shall annually review the Executive's job performance and shall annually consider increasing the Executive's Base Salary. Without limiting the Board's discretion concerning increases to the Executive's Base Salary, the Board shall consider the Company's past practice with respect to executive salary increases in making salary


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increase decisions. Nothing herein shall be construed as guaranteeing the
Executive the right to receive any such salary increases. Notwithstanding the foregoing, if the Employment Period is extended beyond the third anniversary of the Commencement Date pursuant to Section 1(a) and the Executive's Base Salary has not previously been increased to at least Three Hundred Thirty Thousand Dollars ($330,000) by the Board, the Executive's Base Salary shall be increased to at least Three Hundred Thirty Thousand Dollars ($330,000) for the remainder of the Employment Period as so extended.

     Bonus. The Executive shall also be eligible to receive a bonus payable on or prior to the 120th day following the end of each full calendar year during which this Agreement is in effect or, notwithstanding the foregoing, with respect to any portion of the bonus which may be in dispute and which has been challenged by institution of the dispute mechanism set forth in paragraph (d) below, ten (10) days after the rendering of a determination pursuant to paragraph (d) below, in an amount equal to the sum of (i) an amount equal to the product of (A) $100,000 and (B) a fraction, the numerator of which shall be the net operating income after interest but before non-cash charges, directors' expenses, officers' bonuses, amortization, profit sharing, and depreciation) and taxes ("NOI") for such year and the denominator of which shall be the Target NOI (as defined below), such fraction in no event to be greater than 1, and (ii) the amount which is equal to ten percent (10%) of the amount of the NOI for such year which is in excess of the Target NOI. For purposes of the determination of Target NOI for a given year, the amount, if any, of any NOI above the Target NOI shall be, at the election of the Executive, (i) included in such


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calculation of Target NOI, or (ii) carried forward and included in the calculation of NOI for the succeeding year. For purposes of the calculation, inventory shall be calculated on the FIFO basis. The determination of NOI under this Section 2(b) and elsewhere in this Agreement shall be made in accordance with and subject to the provisions of paragraph (d) below.

     In order to illustrate the calculation of the Executive's bonus, the following is set forth as an example. Assume the following:

                  Year              Target NOI                NOI
                  -----------------------------------------------

                  1996              $200                      $280
                  1997              $300                      $280

     The Executive's 1996 bonus would be calculated as follows:

     $100,000 x 200 +  10 x 80
                ---   ---
                200   100
                100 +   8

     The Executive would receive $108,000.

     The Executive's 1997 bonus would be calculated as follows:

     $100,000 x 280 + 0
                ---
                300

     The Executive would receive $93,333.34.

     As used in this Agreement, "Target NOI" shall mean the target earnings and projections set forth on Schedule A hereto. The Executive and the Company acknowledge that the Target NOI amounts have been prepared by the Board, based on the historical performance of the Company, and his projection of future trends and circumstances in the economy, the industry and the Company's business. The Executive and the Company agree that notwithstanding any change in circumstances or unforeseen events, no adjustment shall be made to the Target NOI; provided, however, that the Company and the Executive shall negotiate in good faith to adjust the Target


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NOI upon the occurrence of (i) a force majeure event, (ii) the imposition by governmental authorities of prohibitive import duties or tariffs on the products purchased by the Company pursuant to the Distributorship Agreement among Asahi Organic Chemicals Industry Co., Ltd. (formerly known as Asahi Yukizai Kogyo Co., Ltd.) ("AOC") and the Company dated as of January 2, 1982 (such agreement, as amended or replaced by a distribution agreement or agreements with AOC, Nichimen Corporation ("NMC") and Nichimen America Inc. ("NAI"), the "Distributorship Agreement") and the Company or (iii) a material breach by AOC, NMC or NAI of the Distributorship Agreement, including the failure of such parties to deliver products thereunder. Failure by the Company to achieve the Target NOI shall not be actionable against the Executive, the Company, AOC, NMC or NAI, and shall not constitute "Cause" for termination of the Executive's employment. The foregoing shall not be deemed to constitute a waiver by any such party of any rights such party may have under the Distributorship Agreement.

     Other Benefits. During the Executive's employment with the Company, the Executive shall be entitled to the following benefits:

a) five (5) weeks vacation time per calendar year, accruing on January 1 of each year during his employment with the Company, with unused vacation, at the election of the Executive, to be paid in cash or carried forward to the next year;

a) participation in all employee life, medical and dental insurance, retirement and profit sharing plans and other benefit programs now or hereafter maintained by the Company for senior executives of the Company according to the terms of those plans as amended from time to time by the Company; provided, however, that the Executive will in no event be entitled to benefits in amounts or of the type less or worse than those which he was entitled to receive from the Company as of December 1, 1992;

a) use of an automobile, the lease or finance costs of which shall not exceed $1,000 per month;


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a)      payment for or reimbursement for all reasonable and properly documented expenses incurred or paid by him in connection with the performance of his duties hereunder;

          (v) payment for or reimbursement for all reasonable and properly documented expenses incurred or paid by him for financial planning, income tax preparation and estate planning services; provided, however, such amount under this clause shall in no event annually exceed $10,000; and

          (vi) participation in a term life insurance program with a face amount of at least ten (10) times the Executive's then current Base Salary, provided that the Executive shall be entitled to name the beneficiary of that policy.

     All determinations of NOI under Section 2 and elsewhere in this Agreement shall be made in good faith by the Board in accordance with generally accepted accounting principles consistently applied and subject to normal year-end adjustments within ninety (90) days of the end of the Company's fiscal year.

     The Company shall maintain keyman insurance (a combination of term and straight line ordinary) on the life of the Executive in the amount of $5,000,000, with the cash surrender value thereof to be payable to the Company, for the period ending on December 31, 2005. If the Executive is employed with the Company as of December 31, 2005, but leaves the employ of the Company as of such time, (i) any cash surrender value of such policies in excess of the aggregate of the premiums paid for the period through November 21, 2005 (the "Excess Value") will be used by the Company to fund a retirement plan for the Executive and (ii) the beneficiary of the policies shall be changed to the estate of the Executive. If the Executive remains employed by the Company after December 31, 2005, (i) any Excess Value will be used by the Company to fund a retirement plan for the Executive and (ii)


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the beneficiary of the policies shall remain the Company until such time as the
Executive thereafter leaves the employ of the Company, whereupon the beneficiary will be changed to the estate of the Executive.

     Termination. The Executive's employment hereunder shall commence on the Commencement Date and continue until the expiration of the Employment Period, except that the employment of the Executive hereunder shall terminate earlier:

     (a) Death or Disability. Upon the death of the Executive during the Employment Period or, at the option of the Company, in the event of the Executive's disability, upon thirty (30) days' written notice from the Company. The Executive shall be deemed disabled if an independent medical doctor (selected by mutual agreement of the Executive and the Company) after consultation with the Executive's physician and examination of the Executive certifies that the Executive has for 180 consecutive days or for a non-consecutive period of 180 days during any twelve (12) month period been mentally or physically disabled in a manner which renders him unable to perform his responsibilities under this Agreement.

     (b) For Cause. For "Cause" immediately upon written notice by the Company to the Executive, specifying in detail the basis for such Cause. For purposes of this Agreement, "Cause" shall mean:

          (i) a breach of any material provision of this Agreement, including without implication of limitation any breach of Sections 4(a) through (d) hereof which breach, if curable, is not cured within thirty (30) days after written notice thereof, specifying the particulars of such breach, is given to the Executive by the Board;

          (ii) one or more acts of dishonesty or fraud by the Executive during the Employment Period in the performance of his duties on behalf of the Company;

          (iii) any plea of nolo contendere, guilty plea or any conviction of the Executive of any felony or any other crime which conviction has, or is reasonably likely to have, a material adverse effect on the Company or its business or reputation;

          (iv) any material act or omission by the Executive during the Employment Period involving willful malfeasance or gross negligence in the performance of his duties hereunder which breach, if curable, is not cured within thirty (30) days after written notice thereof, specifying the particulars of such breach, is given to the Executive by the Board;

          (v) the repeated failure of the Executive to follow the reasonable instructions of the Board, which instructions shall have been on at least one occasion set forth in a resolution or a written communication of the Board delivered to the Executive; provided, however that compliance with such instructions would not violate or cause a violation of law, would not constitute a breach of fiduciary duty to the Company and would not otherwise be inconsistent with this Agreement; or

          (vi) the inability of the Executive as a result of continued alcohol or drug use to carry out the responsibilities of his office.

     (c) Resignation; Termination Without Cause. Upon ninety (90) days' written notice by either the Company or the Executive to the other party hereto, except that the Executive may terminate his employment with Good Reason upon thirty
(30) days' written notice to the Company. For purposes of this Agreement, the term "Good Reason" shall mean the occurrence of any of the events or conditions described in subparagraphs (i) through (iv) hereof without the Executive's express written consent:

          (i) a material adverse change in the Executive's status, title, position, scope of authority or responsibilities (including reporting responsibilities); the assignment to the Executive of any duties or responsibilities which, are materially inconsistent with such status, title, position, authorities or responsibilities; or any removal of the Executive from or failure to reappoint or reelect him to any of such positions, except in connection with the termination of his employment for Cause, as a result of his death or disability or by the Executive other than for Good Reason;

          (ii) the relocation of the Company's principal executive offices to a location outside a 30-mile radius of 120 Cabot Street, Chestnut Hill, Massachusetts or the Company's requiring Executive to be based at any place other than the Company's principal executive offices, except for reasonably required travel on the Company's business which is not substantially greater than such travel requirements prior to the date hereof; or

          (iii) any material breach by the Company of any provision of this Agreement, including without implication of limitation a reduction by the

     Company in the Executive's compensation or a material adverse change in the level of benefits as set forth in Section 2 hereof.

     (d) Rights and Remedies on Termination.

          (i) If the Executive's employment hereunder is terminated pursuant to
     Section 3(a) as a result of the Executive's death or disability then the Executive (or his estate) shall be entitled to receive Death or Disability Pay consisting of the continuation of the Executive's Base Salary in effect at the time of such termination for twenty-four (24) months less any payments received by the Executive under any applicable disability policy maintained by the Company and a lump sum amount equal to the Executive's most recent bonus payable no later than thirty (30) days following such termination.

          (ii) If the Executive's employment hereunder is terminated:

               (1) as a result of a nonrenewal of this Agreement pursuant to
          Section 1(a);

               (2) by the Company pursuant to Section 3(c); or

               (3) by the Executive for Good Reason pursuant to Section 3(c);

     then the Executive shall be entitled to receive Severance Pay consisting of the continuation of the Executive's Base Salary in effect at the time of such termination for the greater of twenty-four (24) months or the remainder of the Employment Period (the "Severance Period") and a lump sum amount equal to the Executive's most recent bonus payable no later than thirty (30) days following such termination. In addition, the Company shall provide the Executive with a reasonable office and secretarial services throughout the Severance Period.

          (iii) In the event of a termination of the Executive's employment entitling the Executive to rights pursuant to Section 3(d)(i) or (ii) above, the Executive and/or any members of his family insured through the Company (the "Insured Parties") shall have the option to continue their medical and dental insurance coverage pursuant to the law known as "COBRA", provided, however, that the Company shall continue to pay on the Insured Parties' behalf the same portion of their medical and dental insurance premiums that it paid during the Employment Period if they elect to continue coverage pursuant to COBRA during the period that such COBRA otherwise applies. Any share of premium payments to be paid by the Insured Parties shall be deducted from the Death or Disability Pay or the Severance Pay as if the Executive remained actively employed. Notwithstanding the foregoing, in the event that the Executive receives any equivalent medical and/or dental coverage from any other source, then the Company, shall no longer be obligated to provide such coverage.

          (iv) Except as otherwise set forth in this Section 3(d), the Executive shall not be entitled to any severance or other compensation after the termination of his employment with the Company other than payment of his Base Salary through the date of termination, payment for then accrued but unused vacation pay as calculated pursuant to Section 2(c)(i), provision of other benefits pursuant to Section 2(c)(ii) and (iii) through the date of termination, any expense reimbursements under Section 2(c)(iv) and (v) for expenses incurred prior to termination, and the option to continue the life insurance coverage provided pursuant to Section 2(c)(vi) at his own expense after the termination of his employment with the Company.

     (e) Termination Pursuant to a Change of Control. If there is a Change of Control, as defined in Section 3(e)(i) below, during the Executive's employment with the Company, the provisions of this Section 3(e) shall apply and shall continue to apply throughout the remainder of the Employment Period. If, within one (1) year following a Change of Control, the Executive's employment is terminated by the Company without cause (pursuant to Section 3(c) above), or if the Executive resigns his employment for Good Reason following the occurrence of any of the events listed in Section 3(c) above, in lieu of any payments under
Section 3(d) above, the Company shall pay to the Executive (or the Executive's estate, if applicable) a lump sum amount equal to 2.99 times the Executive's "base amount" within the meaning of Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (the "Code").

          (i) Change of Control shall mean the occurrence of one or more of the following events:

               (1) any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) becomes a "beneficial owner" (as such term is defined in Rule 13d-3 promulgated under the Exchange

          Act) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned, directly or indirectly, by the stockholders of the Company, in substantially the same proportions as their ownership of stock of the Company), directly or indirectly, of securities of the Company or the Company's parent (the "Parent") representing fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities; or

               (2) persons who, as of the Commencement Date, constituted the Company's Board of Directors or the Parent's Board of Directors (the "Incumbent Board") cease for any reason including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board of Directors, provided that any person becoming a director of the Company or the Parent subsequent to the Commencement Date whose election was approved by at least a majority of the directors then comprising the Incumbent Board shall, for purposes of this Section 3(e), be considered a member of the Incumbent Board; or

               (3) the stockholders of the Company or the Parent approve a merger or consolidation of the Company or the Parent with any other corporation or other entity, other than (a) a merger or consolidation which would result in the voting securities of the Company or the Parent outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or the Parent or such surviving entity outstanding immediately after such merger or consolidation or (b) a merger or consolidation effected to implement a recapitalization of the Company or the Parent (or similar transaction) in which no "person" (as hereinabove defined) acquires more than fifty percent (50%) of the combined voting power of the Company's or the Parent's then outstanding securities; or

               (4) the stockholders of the Company or the Parent approve a plan of complete liquidation of the Company or the Parent or an agreement for the sale or disposition by the Company or the Parent of all or substantially all of the Company's or the Parent's assets.

          (ii) The Executive shall provide the Company with reasonable notice and an opportunity to cure any of the events listed in Section 3(c) which would constitute Good Reason for his resignation and shall not be entitled to compensation pursuant to this Section 3(e) unless the Company fails to cure within a reasonable period, but in no event shall such period exceed thirty (30) days; and

          (iii) It is the intention of the Executive and of the Company that no payments by the Company to or for the benefit of the Executive under this Agreement shall be nondeductible to the Company by reason of the operation of Section 280G of the Code relating to parachute payments or any like statutory or regulatory provision. Accordingly, and notwithstanding any other provision of this Agreement or any such agreement or plan, if by reason of the operation of said Section 280G or any like statutory or regulatory provision, any such payments exceed the amount which can be deducted by the Company, such payments shall be reduced to the maximum amount which can be deducted by the Company. To the extent that payments exceeding such maximum deductible amount have been made to or for the benefit of the Executive, such excess payments shall be refunded to the Company with interest thereon at the applicable Federal rate determined under Section 1274(d) of the Code, compounded annually, or at such other rate as may be required in order that no such payments shall be nondeductible to the Company by reason of the operation of said Section 280G or any like statutory or regulatory provision. To the extent that there is more than one method of reducing the payments to bring them within the limitations of said Section 280G or any like statutory or regulatory provision, the Executive shall determine which method shall be followed, provided that if the Executive fails to make such determination within forty-five (45) days after the Company has given notice of the need for such reduction, the Company may determine the method of such reduction in its sole discretion.

A.   Covenants of the Executive.

1.   Non-Solicitation of Customers or Employees of the Company.

     During the Employment Period and at all times thereafter, except in connection with a dispute arising under this Agreement or the terms and conditions of the Executive's employment, the Executive will not disparage the Company or any subsidiaries or affiliates of the Company ("Affiliates"). During the Non-Solicitation Period (as defined below), the Executive shall not, and shall use his best efforts to cause each other business or entity with which he is or shall become associated in any capacity not to, directly or indirectly employ any person (other than the Executive's son, Robert Lewis) who at any time during the Executive's final two years of employment with the Company was employed in any capacity by the Company or any of its Affiliates. During the Non-Solicitation Period, the Executive shall not, and shall use his best efforts to cause each other business or entity with which he is or shall become associated in any capacity not to, (i) directly or indirectly solicit for employment any person (other than the Executive's son, Robert Lewis) who at any time during the Executive's final two years of employment with the Company was employed in any capacity by the Company or any of its Affiliates; (ii) directly or indirectly solicit any person or entity who at any time during the Executive's final two years of employment with the Company was a customer of the Company or its Affiliates in respect of the products or services supplied by the Company or its Affiliates; or (iii) directly or intentionally indirectly interfere or seek to interfere with the continuance of supplies to the Company or its Affiliates (or with the terms relating to such supplies) from any persons or entities who have been supplying materials or services to the Company during the Executive's final two years of employment with the Company.

     For purposes of this Agreement, the term "Non-Solicitation Period" shall mean the period of time during which the Executive is actively employed by the Company and (i) with respect to termination of the Executive's employment hereunder for "Cause" pursuant to Section 3(b) or by the Executive pursuant to
Section 3(c) other


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than for Good Reason, a period beginning on the date of the termination and ending six (6) months following the expiration of the Employment Period in effect at the time of the termination; or (ii) with respect to termination of the Executive's employment hereunder as a result of the Executive's disability pursuant to Section 3(a), as a result of nonrenewal of this Agreement pursuant to Section 1(a), by the Company without Cause pursuant to Section 3(c) or by the Executive for Good Reason pursuant to Section 3(c), the period during which the Executive receives Disability Pay or Severance Pay pursuant to Section 3(d) hereof.

     (b) Confidentiality. Without the specific prior written consent of the Company, the Executive shall not, directly or indirectly, at any time after the date hereof, divulge to any person, any confidential information concerning the business, affairs, customers or clients of the Company or any of its Affiliates, including, without limitation, customer lists, names and addresses, sales targets and statistics, market share statistics, surveys and reports, insofar as the same have come to the Executive's knowledge during his employment with the Company, all of which information is confidential and proprietary to the Company and shall remain the sole and exclusive property of the Company. Notwithstanding the foregoing, the Executive shall have the right to use the generic knowledge and expertise acquired by him during his employment with the Company so as to enable him to be otherwise gainfully employed within the Company's industry. The Company also expressly agrees that the Executive may disclose information as necessary to proposed underwriters (and their agents) in connection with the proposed public offering of the Company's capital stock, or as may be required by law or to comply with legal process.

     (c) Intellectual Property. The Executive shall as soon as practicable disclose to the Company all ideas, inventions and business plans developed by the Executive during his employment with the Company which relate directly or indirectly to the business or then currently anticipated business of the Company or its Affiliates, including, without limitation, any process, operation, product or improvement

("Intellectual Property"). The Executive agrees that such Intellectual Property will be the property of the Company and that the Executive shall, without further payment to the Executive at the Company's request and cost, do whatever is reasonably necessary for the Company to secure the rights thereto by patent, copyright or otherwise for the Company.

     Representation and Warranties.

          The Company The Company hereby represents and warrants to the Executive as follows:

a) the Company is duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts;

a) this Agreement has been duly authorized, executed and delivered by the Company; and

a) the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby will not violate any agreement to which the Company is a party or any provision of its Articles of Organization or By-Laws.

          The Executive. The Executive hereby represents and warrants to the Company as follows:

a)          the Executive has full legal capacity to enter into this Agreement;

b) this Agreement has been duly executed and delivered by the Executive;

a) the execution and delivery of this Agreement by the Executive, the performance by the Executive of his obligations hereunder and the consummation by the Executive of the transactions contemplated hereby will not violate any agreement to which he is a party; and

a) the Executive has made such investigations of the business and properties of the Company as he deems necessary or appropriate before entering into this Agreement.

A.   Successors: Assignment.

1. The Company. Except as herein provided, the Company may not assign any of its rights or obligations under this Agreement without the written consent of the Executive; provided, however, that the Company may assign this Agreement without such consent if assigned to the acquiring party as part of a transfer by the Company of all or substantially all of its assets. A change in control of the Company or merger of the Company with and into any other corporation (whether or not the Company shall be the surviving entity) shall not be deemed an assignment of this Agreement.

          The Executive. Neither this Agreement, nor any right, obligation or interest hereunder, may be assigned by the Executive, his beneficiaries, or his legal representatives.

     Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given when delivered by hand, or three business days after being mailed by first-class certified mail, postage prepaid and return receipt requested, addressed as follows:

     If to the Company:
             Asahi/America, Inc.
             35 Green Street
             Malden, Massachusetts 02148
             Attention:  President

     with copies to:

             Goodwin, Procter & Hoar  LLP
             Exchange Place
             Boston, Massachusetts 02109-2881
             Attention:  Richard E. Floor, P.C. and H. David Henken, Esq.
             and

             Dechert Price & Rhodes
             477 Madison Avenue
             New York, New York  10022
             Attention:  Robert D. Wurwarg, Esq.

     If to the Executive:

             Leslie B. Lewis
             120 Cabot Street
             Chestnut Hill, Massachusetts 02167

     with a copy to:

             Goodwin, Procter & Hoar  LLP
             Exchange Place
             Boston, Massachusetts 02109-2881
             Attention:  Richard E. Floor, P.C. and H. David Henken, Esq.

     Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts without giving effect to the conflicts of law principles thereof.

     Expenses. All costs and expenses (including attorneys' fees) incurred by the Company and the Executive in connection with the negotiation and preparation of this Agreement shall be paid by the Company.

     Entire Agreement. This Agreement contains the entire agreement of the parties and their affiliates relating to the subject matter hereof and supersedes all prior agreements, representations, warranties and understandings, written or oral with respect thereto including, without implication of limitation: (1) the Memorandum of Understanding dated as of February 26, 1993 among AOC, NMC, NAI and the Company; (2) the Employment Agreement between the Executive and the Company dated as of March 31, 1993; and (3) the Employment Agreement between the Executive and the Company dated as of November 1, 1995.

     Severability.

     (a) Generally. If any term or provision of this Agreement or the application thereof to any person, property or circumstances shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons, property or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

     (b) Duration and Scope of Certain Covenants. Without limiting Section 11(a) hereof, if any court or arbitrator determines that any of the covenants contained in Section 4 hereof, or any part of such covenants, are unenforceable because of the duration or geographic scope of such provision, such court or arbitrator shall have the power to and is hereby requested to modify the duration or scope of such provisions as the case may be to the extent necessary to make such provision enforceable, and in its modified form, such provision shall then be enforceable.

     Arbitration. In the event of any dispute arising out of or relating to this Agreement or in the case of breach hereof, the parties shall try in the first instance to arrive at an amicable settlement, within sixty (60) days after notice thereof has been given in writing by the complaining party. Should this fail, the dispute or breach shall be referred to and finally settled by arbitration which shall be held in Boston, Massachusetts and conducted in the English language in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA"); provided, however, that disputes with regard to the determination of NOI hereunder shall be resolved in accordance with the procedures set forth in Section 2(d) hereof. The AAA shall select three arbitrators (or in the event of a monetary dispute involving less than $25,000, one arbitrator) to arbitrate the disputed matter. The arbitration decision shall be binding and final and judgment on any award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Each side shall bear the cost of its respective attorneys' fees associated with the foregoing procedures.

     Remedies: Equitable Relief. The Executive acknowledges and agrees that the covenants and obligations of the Executive contained in Section 4 hereof relate to special, unique and extraordinary matters and are reasonable and necessary to protect the legitimate interests of the Company and its Affiliates and that a breach of any of the terms of such covenants and obligations will cause the Company irreparable injury for which adequate remedies at law are not available. The Executive therefore consents to injunctive relief, a restraining order, an order of specific performance or any other equitable relief (together, "Equitable Relief") with respect to any of its obligations under Section 4. As to such obligations, any order for Equitable Relief shall be in lieu of damages except for damages accrued up to the date of compliance with the order. The Executive hereby waives any claim or defense therein that the Company has an adequate remedy at law or that money damages would provide an adequate remedy. It shall, however, be the election of the Company as to whether or not to seek Equitable Relief. An order for Equitable Relief shall be among the remedies which can be granted pursuant to an arbitration instituted under Section 12 hereof and enforced by any court of competent jurisdiction. Additionally, solely for the purpose of provisional relief pending a determination on the merits pursuant to the arbitration process provided for in Section 12 hereof, the Company may seek from an appropriate court Equitable Relief.

     Amendments, Miscellaneous, etc. Neither this Agreement, nor any term hereof, may be amended, modified, waived, discharged or terminated except by an instrument in writing signed by the party against which such change, waiver, discharge or termination is sought to be enforced. The Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All references to Sections shall be to Sections of this Agreement.

     Effective Date and Termination of Previous Employment Agreements. By their execution hereof, the parties agree that this Agreement shall be effective as of January 1, 1996, and that the Employment Agreements between them dated as of March 31, 1993 and November 1, 1995 are of no further force and effect and are terminated in their entirety.

     IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement under seal as of the date first written above.

                               ASAHI/AMERICA, INC.


                               By: /s/ Kozo Terada
                                       Kozo Terada
                               Title:  Vice President and Treasurer



                               /s/ Leslie B. Lewis
                                   Leslie B. Lewis


DOCSB\504293.5

                                   SCHEDULE A



                                   TARGET NOI

                                                                $US
                                                                ---

     1996                                                   $5,400,000

     1997                                                   $6,400,000

     1998                                                   $7,200,000




DOCSB\504293.5